Exhibit 23.3

[GRAPHIC APPEARS HERE]	2400 Geng Road , Suite 201
Palo Alto, CA 94303
Tel: (650) 475-4500
Fax: (650) 475-1570
www.frost.com

To Whom It May Concern:

We hereby consent to the reference to our study entitled “Next Generation Microarray Applications” as it appears under the headings “ Prospectus summary *Our Business * Genomics and microarray applications” and “Business * Measuring other forms of genome variation with microarrays” in the prospectus which forms a part of the Registration Statement on Form S-1 of NimbleGen Systems, Inc., and to the use of our name as it appears therein.

/s/ Greg Caressi
Greg Caressi
Vice President, Healthcare & Life Sciences
Frost & Sullivan

May 1, 2007